                            TERM SHEET/LETTER OF INTENT

       REPUBLIC HOTEL INVESTORS, INC. - CHOICES ENTERTAINMENT CORPORATION

                                  August 30, 1999


   1.) Choices Entertainment Corporation ("Choices") will acquire the business and business prospects of Republic Hotel Investors, Inc. ("RHII") on substantially the following terms.

   2.) RHII is in the business of acquiring, developing, owning, operating, managing and disposing of hotel properties. RHII has been developing its business since at least 1995. RHII's assets consist of its books, documents, records, papers, human resources network, business plan, and goodwill and hotel acquisition and development agreements in progress. A copy of the "Executive Summary" section of RHII's Business Plan is attached hereto as Exhibit "A".

   3.) Choices is not now carrying on a trade or business due to the sale of all or substantially all of its assets in 1997. Choices is a reporting company under the Securities Exchange Act of 1934 ( the "'34 Act") and is in full compliance thereunder.

   4.) Choices will enter into a purchase and sale agreement (the "Purchase and Sale Agreement") to acquire the business and business prospects of RHII. The material terms and conditions of the Purchase and Sale agreement shall provide as follows:

            4.1) In exchange for the assets of RHII and the agreement by RHII to execute its business plan for the benefit of Choices and its shareholders, Choices shall pay to RHII shares of Choices common stock in the amount of 144,789,382. All of the shares of Choices common stock to be issued to RHII shall vest in RHII in accordance with the terms of this letter of intent at the following times and in the following amounts based on RHII's performance in achieving its goals and objectives:

            i. The first 2,100,000 shares of Choices common stock shall vest immediately upon execution of the Purchase and Sale Agreement;

            ii. The next 6,531,605 shares of Choices common stock shall vest immediately upon the execution of any agreement to acquire a hotel property or portfolio of hotel properties;

            iii. The next 68,078,888 shares of Choices common stock shall be subject
                 to forfeiture if and in the event that within twelve
                 (12) months of the execution of the Purchase and Sale Agreement contemplated hereby, Choices has hotel assets under contract having a fair market value, exclusive of indebtedness, of less than $50,000,000 and earnings before taxes, depreciation and amortization (EBITDA) of less than $5,000,000. If RHII achieves these goals, the shares of common stock of Choices payable to RHII in the amount stated above in this sub-paragraph iii. shall be thereafter vested and non-forfeitable;

            iv. The next 34,039,444 shares of Choices common stock shall be subject to forfeiture if and in the event that twenty-four months after the execution of the Purchase and Sale Agreement contemplated hereby Choices has hotel assets under contract having a fair market value, exclusive of indebtedness thereon, of less than $75,000,000 and EBITDA of less than $7,000,000. If RHII achieves these goals, the shares of common stock of Choices payable to RHII in the amount stated above in this sub-paragraph iv. shall be thereafter vested and non-forfeitable;

            v. The next 34,039,444 shares of Choices common stock shall be subject to forfeiture if and in the event that thirty-six months after the execution of the Purchase and Sale Agreement contemplated hereby Choices has hotel assets under contract having a fair market value, exclusive of indebtedness thereon, of less than $100,000,000 and EBITDA of less than $9,000,000. If RHII achieves these goals, the shares of common stock of Choices payable to RHII in the amount stated above in this sub-paragraph v. shall be thereafter vested and non-forfeitable.

            vi. RHII hereby understands and acknowledges that the current authorized capital of Choices is 50,000,000 shares of capital stock and therefore is insufficient to provide for the issuance of the shares to RHII as provided in sub-paragraphs iii.-v. above. Accordingly, RHII and Choices hereby agree that although the obligation to issue such shares shall become fixed at the time of execution of a definitive purchase and sale agreement, subject to forfeiture, the shares issuable as provided above shall be considered unissued and not outstanding until the vesting provisions as provided herein have been satisfied and the common stock issuable hereunder has been issued in fact. Further, Choices and its current board of directors hereby undertake to do such things as are necessary to assure that Choices has sufficient authorized and unissued capital stock to provide for the issuance of the shares of common stock contemplated by this letter of intent.

   5.) In addition to agreeing to purchase RHII's business for the shares of common stock of Choices as more fully set forth above, Choices agrees to immediately appoint two persons of RHII's choosing to the Board of Directors of Choices, which board of directors consists of three persons at this time. Further, Choices agrees to do such things as are necessary to change the name of Choices to "Republic Lodging Corporation". In that regard, Choices is advised by counsel that a shareholders meeting or solicitation of written consents is necessary to effect a name change and Choices agrees to hold such meeting or solicit such consents at the earliest practicable time, and to recommend approval of the proposed change of name as specified. Also, Choices agrees to propose at the same time a Board of Director slate to the shareholders of Choices, which slate shall have at least a majority of nominees selected by RHII and its representatives. Finally, and in connection with the shareholders meeting or solicitation of written consents agreed to be conducted hereby, Choices agrees to devise and propose to its shareholders, and recommend the approval thereof, a plan of recapitalization having as its goal a reduction or other rationalization of the total number of shares issued and outstanding. The purpose of this recapitalization is to enhance the ability of Choices to raise needed capital in the public or private capital markets.

   6.) In addition to the foregoing, Choices agrees to appoint Lorne Bradley as Chairman of the Board and Chief Executive Officer and Tracy M. Shier as General Counsel and Executive Vice President. In their capacity as officers, Lorne Bradley and Tracy Shier may be granted options to acquire the common stock of Choices and shall also be paid salaries in amounts which are usual and customary for persons holding similar positions in company's of similar size and financial condition in the hotel industry. Such options shall be subject to a vesting schedule based on the performance of the company. Notwithstanding the foregoing, initially Lorne Bradley shall be entitled to receive compensation in the amount of not less than US$120,000 per year payable in monthly amounts of not less than $10,000 when, as, and if Choices has sufficient funds to pay such compensation plus accountable out-of-pocket expenses.

   7.) Choices hereby acknowledges that some minimum amount of working capital is required in order for Choices to commence its new line of business and therefore agrees to use its best efforts to complete an offering of Choices convertible preferred stock in the amount of US$1,500,000, with net cash proceeds to Choices of approximately US$1,000,000. RHII agrees to use its best efforts to assist Choices in completing such offering. The parties hereto intend to close this offering on or before September 30, 1999 and all parties agree to co-operate in whatever manner necessary to complete the offering.

   8.) Choices and its current officers and directors may enter into consulting contracts with Choices for assisting in the development of the company's business.

   9.) The terms of this letter are binding upon the parties hereto, subject to mutual due diligence inquiry. The parties may issue a Joint Press Release and subject to the advice of counsel, may file a Form 8-K to announce the material terms of the proposed acquisition of RHII's business by Choices, provided however, that no Joint Press Release shall be issued without prior review and approval by both parties hereto. The parties will endeavor to execute formalized agreements within forty-five days of the date of this binding letter of intent as to the terms expressed herein.

   Choices Entertainment Corporation

   By:  /s/ James D. Sink
      -----------------------------------------------
   James D. Sink, Chairman of the Board

   Republic Hotel Investors, Inc.

   By:  /s/ Lorne Bradley
      -----------------------------------------------
   Lorne Bradley, Chairman of the Board and President